Exhibit 16.1

May 22, 2012

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Dear SirlMadam:

We have read the statements included under Item 4.01 in the Form 8-K dated May 22, 2012 ofTootie Pie Company, Inc. to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our Firm.